AGREEMENT

This Agreement ("Agreement") made and entered into this the 20th day of September, 2004, by and between (i) **Monday Coal, LLC**, a Kentucky Limited Liability Company, of P.O. Box 505, Catlettsburg, Kentucky 41129, hereinafter, sometimes referred to as ("Sublessor") and (ii) **Quest Marine Terminal, Ltd.**, a Kentucky corporation of 9810 Meta Highway, Pikeville, Kentucky, hereinafter, sometimes referred to as ("Sublessee").

WHEREAS, Monday Coal, LLC leases from Midway Enterprises, Inc., a Kentucky Corporation of 311 Bellefonte Drive Ashland, Kentucky, and et al. hereinafter referred to as ("Owners") a barge loadout facility known as the 53rd Street Dock (the "Barge Facility") located on property at Ashland, Boyd County, Kentucky, at Mile Point 318.9 on the Ohio River (the "Property"). The Property and the Barge Facility are sometimes hereinafter referred to collectively as ("the Leased Premises"); and

WHEREAS, Sublessee desires to sublease from Sublessor the Leased Premises and Sublessor is desirous of entering into an Agreement for the sublease of same with Sublessee.

NOW, THEREFORE, in consideration of the sum of Thirty Thousand Dollars ($30,000.00), cash in hand paid via cashier's check at the execution of this Agreement by Sublessee to Sublessor for partial advance payment of the first Monthly Minimum Rental Payment and the payment of the rents hereinafter set forth and the performance of the mutual covenants, terms and conditions herein contained, Sublessor and Sublessee agree as follows:

1. **Description of Premises.** In the absence of a survey, Sublessee and Sublessor have walked the property and agreed on the property boundaries, which contain:

Tract I - an area for a barge loading facility and dock, more particularly described by plat in Exhibit "A" attached hereto and incorporated by reference herein. However, Sublessee's use of the River Cells (described in Exhibit "A") on Tract I shall not begin until the Barge Facility is in operation and loading coal into barges.

Tract II - containing an area adjoining the coal storage area described in Permit #810-8010. Tract II is currently leased to Bobby's Mulch Company; however, Sublessor will terminate said lease with Bobby's Mulch within One Hundred and eighty (180) days after receiving written notice of Sublessee's intent develop Tract II. Said written notice shall not be

acceptable by Sublessor until the Barge Facility has become operational and loading coal into barges. Sublessee may take possession and seek permitting of Tract II for future and expanded coal storage and stockpile and coal truck staging area upon the expiration of said One Hundred and eighty (180) day period.

Track I & II combined contain approximately 13.89 acres, more or less, and are more particularly described in Exhibit "A".

2. **Term.** The Initial Term of this Agreement will be for a period of five (5) years. Sublessee shall have the option to renew the term of this Agreement for five (5) additional terms of five (5) years each upon the same terms and conditions set forth herein; provided, that renewal option may be exercised only if Sublessee is not then in default. Sublessee shall notify Sublessor of its election to exercise its option to renew for an additional term no later than ninety (90) days prior to the time this Agreement or any renewal would otherwise expire. The Initial Term shall commence on September ____, 2004, hereinafter, the "Commencement Date".

3. **Use and Maintenance of the Leased Premises.**

3.1 Sublessee may use and occupy the Leased Premises for the purchase, sale, transfer, storage, crushing, grading, processing, washing and loading of coal or synfuel and any and all other activities necessary, convenient or incidental to the operation of the commercial coal processing and barge loading facility, including activities not currently considered but which might evolve into activities naturally attendant to the operation of such facility, and including administrative offices and maintenance facilities.

3.2 Sublessee shall conform with all applicable laws, ordinances and regulations governing its use and occupation of the Property and the operation of the Barge Facility and shall, at Sublessee's sole cost and expense, maintain all permits and licenses and obtain and maintain all additional permits and licenses required in connection therewith.

3.3 Sublessee, at its own costs and expense, but subject to reasonable availability of parts, shall maintain the Leased Premises in good repair, condition and working order, normal wear, tear, depreciation and obsolescence excepted.

4. **Rent.**

4.1 Monthly Minimum Rental Payments. Beginning on January 1, 2005, Sublessee shall pay to Sublessor on the first (1st) day of each calendar month, a Monthly Minimum Rental

Payment equal to Fifty Thousand Dollars ($50,000.00). A portion of the first month's Monthly Minimum Rental Payment, in the amount of Thirty Thousand Dollars ($30,000.00), has been paid at the execution of this Agreement, and Sublessee will receive credit towards the first month's Monthly Minimum Rental Payment in like amount.

4.2 Tonnage Rental Payments. Upon the beginning of the shipment of coal from the Leased Premises (whether by barge, truck, rail, or any other means), and subject to the recoupment provisions contained in Section 4.3, Sublessee shall pay to Sublessor, on or before, the twenty-fifth (25th) day of each calendar month:

(i) A Tonnage Rental Payment for all *non through put coal* shipped from the Leased Premises (whether by barge, truck, rail, or any other means) during a preceding month equal to fifty cents ($.50) per ton.

(ii) A Tonnage Rental Payment for all *through put coal* shipped from the Leased Premises (whether by barge, truck, rail, or any other means) during a preceding month equal to fifty cents ($.50) per ton in the event the *through put rate* is equal to Two Dollars ($2.00) per ton or less. In the event, the *through put price* is in excess of Two Dollars ($2.00) per ton, the Tonnage Rental Payment on *through put coal* shall be twenty-five percent (25%) of said *through put price* per ton. For example, if the through put coal price is Two Dollars and 10/100 ($2.10), the Tonnage Rental Payment on said coal would be fifty two and ½ cents ($.525) per ton.

(iii) *"Through put coal"* shall be defined as coal loaded for a fee for any Third Party who is not a party to this Agreement. *"Non through put coal"* shall be defined as coal owned by the Sublessee and loaded by and/or for the Sublessee. *"Through put coal price"* shall be defined as the price that any third party (not a party to this Agreement) is charged by the Sublessee for the service of loading and/or shipping of their coal by barge, truck, rail or any other means.

4.3 Recoupment.

(i) *Repairs and Refurbishments.* Sublessee may recoup a maximum of Four Hundred Thousand Dollars ($400,000.00) of their cost to repair and refurbish the Property and Barge Facility over the term of this Agreement, and any extensions thereof, hereinafter, ("Repair Recoupment"). Said

Repair Recoupment shall be credited against and used to reduce the Tonnage Rental Payments contained in Section 4.2, as per the "Recoupment Schedule" contained in Exhibit "B1", attached hereto and incorporated by reference herein, but not be credited against nor used to reduce any Monthly Minimum Rental Payment due under Section 4.1. Prior to Sublessee recouping any of Sublessee's cost to repair and refurbish the Property and Barge Facility, Sublessee shall furnish to Sublessor a complete and detailed statement of verifiable costs of said repair and refurbishment. For a cost to be "verified" it must be accompanied with a copy of the original receipt for the goods or services to which it relates. Sublessee hereby agrees that unverifiable costs shall not be recoupable.

(ii) *Monthly Minimum Rental Payments*. Sublessee may recoup previously unrecouped Monthly Minimum Rental Payments against Tonnage Rental Payments over the term of this Agreement, and any extensions thereof, hereinafter, ("Monthly Minimum Recoupment"). Said Monthly Minimum Recoupment shall be credited against and used to reduce Tonnage Rental Payments contained in Section 4.2 for tonnages loaded in excess of Monthly Minimum Rental Payments, but not be credited against nor used to reduce any Monthly Minimum Rental Payments. At the end of each calendar year (December 31st) during the term of this Agreement, and any extensions thereof, any unused or unutilized Monthly Minimum Recoupments shall expire and will not be carried forward into the next calendar year. (For an example of the procedure for Monthly Minimum Recoupment see Exhibit "B2" attached hereto and incorporated by reference herein.)

(iii) *Unrecouped Balances*. Any and all unrecouped balances under Section 4 shall be deemed expired upon the termination, cancellation or expiration of this Agreement, and Sublessor shall have no further obligation nor liability to compensate Sublessee for same.

4.4 In summary of 4.1 – 4.3, the Monthly Minimum Rental Payments shall be paid in full by Sublessee to Sublessor each and every month of the initial term and any extensions thereof. Sublessee may recoup repair and refurbishment costs and previously unrecouped Monthly Minimum Rental Payments, subject to the calendar year restriction contained in Section 4.3 (ii), solely against tonnages loaded in excess of Monthly Minimum Rental Payments.

4.5 All rental payments required hereunder shall be payable as follows:

(1) to Monday Coal, LLC, One Hundred Percent (100%).

Rent checks shall be mailed to the address listed in Section 13 hereof.

5. Books and Records.

5.1 Sublessee shall keep and maintain accurate books of account and records of all coal delivered to the Property, processed and loaded through the Barge Facility and shipped from the Property by barge, truck, rail or other means. This includes records of the Barge Companies Names, Barge Identification Numbers, and amount of tonnage on each Barge. Sublessor, and their agents and representatives, upon reasonable notice to Sublessee and at Sublessor's' cost and expense, shall have the right from time to time, at any time during normal business hours, to inspect said books, records, and coal weighing scales to determine or verify the amount of coal delivered to the Property, processed and loaded through the Barge Facility and shipped from the Property and such other information as may be pertinent to Sublessee's obligations hereunder.

5.2 Sublessee agrees to furnish to Sublessor, at the time required for payment of Tonnage Rental Payments pursuant to Section 4.2 hereof, a statement setting forth the number of tons of coal processed and loaded through the Barge Facility and shipped from the Property during the preceding calendar month, the tonnage rental payable on account thereof, the amount of recoupment credits taken and applied against such tonnage rental, and the net amount payable to Sublessor. Sublessee also agrees to furnish to Sublessor, upon their reasonable notice, a statement setting forth the barge companies, barge identification numbers, and amount of tonnage on each barge for all coal loaded on the Property.

6. **Repairs.** Sublessee shall perform all refurbishments and repairs of the Leased Premises that Sublessee deems necessary for Sublessee's to commence operation of the Barge Facility. The cost of repairs of the Leased Premises shall be paid solely by Sublessee and are

recoupable against Tonnage Rental Payment by Sublessee subject to the Recoupment Schedule contained in Exhibit "B1".

Sublessee shall commence refurbishment and repairs on the Barge Facility within thirty (30) days of the execution of this Agreement and shall diligently continue same. Failure, by the Sublessee, to begin and/or continue said refurbishments and repairs shall constitute a default under this agreement, and Sublessee shall have a ten (10) day period to cure such default upon written notice from Sublessor. In the event that Sublessee fails to begin or fails to continue refurbishments and repairs at the expiration of the ten (10) day cure period, Sublessor may, at Sublessor's election, terminate this Agreement. Upon the commencement of the Barge Facility loading coal into barges, trucks, railcars or any other means, any repairs subsequent to that time shall not be recoupable under Section 4 or any other Section herein.

7. **Permits; Bonding**. Sublessor's' permits listed in Exhibit "C" shall be made available by Sublessor for Sublessee's utilization and Sublessor will provide Sublessee copies of these permits, some of which may be inactive due to non-use. Sublessee will pay all costs of maintaining and/or revising all permits including bonding that is required by any regulatory agency. Within fifteen (15) days of the execution of this Agreement, Sublessee will pay and remit to Sublessor a cashier's check in the amount of Twenty-five Thousand Six Hundred dollars ($25,600.00) in exchange for Sublessor's simultaneous assignment of their bond on the Kentucky Surface Permit #810-8010. At the time of the execution of this Agreement, Sublessor's bond amount is Twenty-five Thousand Six Hundred dollars ($25,600.00). Sublessor makes no warranty or guarantee that Exhibit "C" contains all permits necessary for Sublessee to conduct the activities contained and contemplated in Section 3 or in this Agreement; however, Sublessor has not been notified of any other necessary permits.

Sublessee shall be responsible for the prevention and correction or abatement of any notices of violations arising out of its activities hereunder. In the event that any activity of Sublessee in carrying out its operation hereunder causes or threatens to cause a violation of any such permit conditions or the applicable laws and regulations, Sublessee shall take all reasonably necessary actions to correct the situation in a timely manner and to prevent a pattern of violations of a similar nature with respect to its operations. In the event that Sublessee fails to take prompt corrective action in response to recurring environmental violations by Sublessee, Sublessor shall

have the right to remedy any violation or threat of violation under any of the Permits. If Sublessor elects to take such action, within thirty (30) days after receipt of an itemized statement of costs reasonably and actually incurred from Sublessor, Sublessee shall reimburse Sublessor for all expenses incurred by Sublessor in connection with such action.

8. **Access to Facility**. Sublessor reserves the right to enter in and upon the Property, Barge Facility and loadout area for the purpose of making such inspections, examinations and audits to determine whether Sublessee is complying with all the terms and conditions of this Agreement, provided, however, Sublessor agrees not to materially interfere with Sublessee's operations during such inspections.

9. **Indemnification**. Sublessee shall indemnify, defend and hold harmless Sublessor, their affiliates, shareholders, directors, officers, members and agents, from and against any and all costs, damages, claims, liabilities, obligations, penalties, demands, disbursements or expenses whatsoever, including reasonable attorneys' fees, expert witnesses, engineers and other consultants, ("Losses") to the extent such Losses result from, or arise out of, Sublessee's activities or omissions hereunder or its use or enjoyment of the Leased Premises including, without limitation, any of which result from, relate to or arise out of (i) any personal injury (including wrongful or accidental death), (ii) any property damage, (iii) any environmental damage or waste (including the spill, disposal or other release of any hazardous materials at, on, in or from the Leased Premises or the violation or alleged violation of any environmental laws), (iv) violation or alleged violation of any Federal, state or local law, statute, regulation or ordinance (including but not limited to, those under the Federal Mine Safety and Health Act of 1977 and the Federal Occupational Safety and Health Act of 1977, the Federal Occupational Safety and Health Act of 1970 or amendments thereto), and (v) any breach by Sublessee of any covenant or obligation contained in this Agreement. The indemnity provisions of this Agreement shall survive the termination, cancellation or expiration of this Agreement.

10. **Insurance**. Sublessee shall be and remain, and cause its contractor(s) and operator(s) to be and remain, a subscriber with Kentucky Workers' Compensation laws and, if applicable, the Federal Black Lung Fund. Sublessee covenants to keep in full force and effect throughout the term of this Agreement, Commercial General Liability Insurance with responsible

insurance carriers licensed to transact business in the commonwealth of Kentucky with coverage of at least the following limits:

General Liability and Property Damage - Five Million Dollars ($5,000,000.00)

Sublessee shall also maintain automobile liability insurance on owned and hired vehicles with at least a *One Million Dollar ($1,000,000.00)* combined single limit. Such Commercial General Limited Liability Insurance and automobile liability insurance of Sublessee shall specifically reference and cover Sublessee's liability under this Agreement, and shall name Sublessor as an *additional named insured.* Before Sublessee's entry onto the Leased Premises and at any time thereafter upon the request of Sublessor, Sublessee shall provide to Sublessor certificates of insurance which shall evidence the coverages herein required and shall require that the insurer give Sublessor at least thirty (30) days advance notice of any changes in or cancellation of such coverages. Said insurance contained in this Section 10 shall not limit, diminish, cap or reduce, in any way, the indemnity provision contained in Section 9.

11. **Compliance with Laws.** Sublessee shall conduct all operations on the Leased Premises in compliance with all Federal, state and local laws, ordinances, rules and regulations and permits, present or future, pertaining to Sublessee's operations under this Agreement or applicable to the Leased Premises by virtue of said operations. Sublessee shall promptly correct any violations of such laws, rules and regulations and discharge any fines or civil penalties levied by reason of such violations.

12. **Default.**

12.1 If Sublessee shall fail to: (i) timely pay rental payments due under this Agreement; (ii) conduct loadout operations in a careful, skillful and workmanlike manner; (iii) conduct loadout operations in material compliance with all applicable state and Federal laws, regulations and permits; (iv) pay all fees in connection with all necessary permits, licenses and identification numbers applicable to the lawful operation of the Leased Premises, and fulfill all obligations in relation thereto; (v) permit Sublessor access to the Leased Premises as provided in this Agreement; (vi) remain a subscriber under the Workers' Compensation laws of Kentucky and, if applicable, the Federal Black Lung Fund; (vii) comply in all respects with all the terms and conditions of this Agreement, and if Sublessee shall remain in default or violation of any such terms or conditions for thirty (30) days (or if such default cannot be cured within thirty (30) days,

and shall not have diligently acted to cure such default) after receiving written notice thereof from Sublessor, then this Agreement shall, at Sublessor's sole election, terminate and be forfeited.

12.2 Should Sublessee be adjudicated a bankrupt, adjudged to be insolvent, make an assignment for the benefit of creditors, file a petition in bankruptcy or insolvency or for reorganization, or make an application for the appointment of a receiver, or should any execution or attachment be issued against Sublessee or any of Sublessee's property whereby the Leased Premises, or any portion thereof, shall be taken or occupied or attempted to be taken or occupied by someone other than Sublessee and such adjudication, appointment, assignment, petition, execution or attachment shall not be set aside, vacated, discharged or bonded within thirty (30) days after the issuance of same, Sublessor's, at their sole election, may terminate this Agreement.

13. **Notices.** The giving of any notice to, or the making of any demand under the provisions hereof, by either party to the other, shall be sufficient, if such notice or demand is in writing and mailed by United States mail, certified or registered, return receipt requested, to the parties at:

Sublessor: Monday Coal, LLC
P.O. Box 505
Catlettsburg, KY 41129

Sublessee: Quest Marine Terminal, Ltd.
9810 Meta Highway
Pikeville, KY 41501

Either party may by such notice designate a different addressee to whom or address to which any such notice shall be sent. Any such notice shall be deemed effective upon receipt.

14. **Taxes and Assessments**. The Sublessee agrees to pay all ad valorem taxes, real estate taxes, sales and usage taxes, personal property taxes, assessments and any and all governmental charges that may be levied or assessed against the Leased Premises, or any item or portion thereof, during the term or any renewal hereof, before any fine, penalty, interest or cost may be added, unless the same is being contested in good faith by the Sublessee. The Sublessor

shall pay any income taxes, assessments or governmental charges assessed or imposed by reason of the rent payable to the Sublessor hereunder.

15. **Governing Law.** This Agreement shall be governed by and construed according to the laws of the Commonwealth of Kentucky.

16. **Assignments and Transfers.** Sublessee shall not convey, assign, sublease or transfer its rights hereunder without the written consent of Sublessor. Any assignment, sublease or other transfer permitted hereunder shall not be effective until the assignee, sublessee or transferee shall have executed a recordable document assuming all of the executory obligations of Sublessee hereunder, and agreeing to abide by each of the existing terms and provisions hereof. Notwithstanding any such assignment, sublease or other transfer, with or without Sublessor's' consent thereto, Sublessee shall remain obligated hereunder to Sublessor and shall be bound by all the terms and conditions hereof as if such transfer had never occurred unless the Sublessor in their sole and absolute discretion elect in writing to release Sublessee from future liability under this Agreement.

17. **Termination/Removal of Property.** .

17.1 Upon termination of this Agreement, whether by its terms, agreement, forfeiture or surrender, Sublessee shall surrender and deliver up the Leased Premises which includes, but is not limited to, all buildings, structures, fixtures (including trade fixtures), machinery, equipment, improvements and other assets located thereon to Sublessor in good repair, condition and working order, normal wear, tear, depreciation and obsolescence excepted, and, to the full extent permitted by law, Sublessee shall transfer and assign to Sublessor, and Sublessor shall, at their election, take in Sublessor's own name, any and all licenses and permits held by Sublessee in connection with its occupation, use and operation of the Leased Premises. In the event any fine, penalty or other detriment shall be placed upon any license and/or permit held by Sublessee in connection with its occupation, use or operation of the Leased Premises, said license and/or permit shall be denoted as being in a "diminished status", and Sublessor may elect to accept assignment of said diminished status licenses and/or permits, or Sublessor may elect to require Sublessee to remedy said diminished status on said licenses and/or permits at Sublessee's sole expense with the underlying government body or regulatory agency. In the event, said diminished status license or permit cannot be remedied within thirty (30) days, Sublessor

specifically reserves any and all of the rights against Sublessee for same. Upon termination of this Agreement, whether by its terms, agreement, forfeiture or surrender, Sublessor shall replace Sublessee's bond on the Kentucky Surface Permit #810-8010 on the Leased Premises, so that Sublessee can, at their expense, obtain a release on Sublessee's bond for same; provided, however, the Sublessee shall remain solely liable for all outstanding violations or fines relating to such permits or licenses.

17.2 Sublessee shall have thirty (30) days following the termination date to enter upon the Leased Premises and to remove therefrom all coal (except for the coal base); trucks, bulldozers, loaders and other rolling stock; harbor boats; miscellaneous equipment and machinery; supplies; tanks; and other items owned or leased by Sublessee, but not including items which comprise the Property, the Barge Facility or the Leased Premises as a whole, or any improvement, fixture or Trade Fixtures thereof. Any disturbance or injury to the Property, the Barge Facility or the Leased Premises as a whole caused by such removal shall be restored or repaired by Sublessee. Unless otherwise agreed by the parties in writing, any such property or items not removed within thirty (30) days following the effective termination date shall become the property of Sublessor.

18. **Environmental Provisions.**

18.1 Definitions:

(i) "Applicable Environmental Laws" shall mean the Comprehensive Environmental Response Compensation and Liability Act (CERCLA) as amended, 42 U.S.C. ss 9601 et seq.; the Resource Conservation and Recovery Act (RCRA) as amended, 42 U.S.C. ss 6901 et seq; the Toxic Substances Control Act (TSCA) 15 U.S.C. ss 2601 et seq.; and any other applicable federal, state, or local statutes, regulations, ordinances, orders of any kind concerning protection of health or the environment.

(ii) "Hazardous Substance" means any hazardous substance, pollutant or contaminant, or petroleum product or oil as defined in the Clean Water Act, also known as the Federal Water Pollution Control Act ("FWPCA") 33 U.S.C. ss 1251 et seq., the Oil Pollution Act of 1990 ("OPA"), 33 U.S.C. ss 2701 et seq., the Toxic Substance Control Act ("TSCA"), 15 U.S.C. ss 2601 et seq., the Comprehensive Environmental Response, Compensation and Liability Act ("CERCLA"), 42 U.S.C. ss 9601 et seq., the Superfund Amendment and Reauthorization Act of

1986 ("SARA"), Public Law 99-499, 100 Stat. 1613, the Emergency Planning and Community Right to Know Act ("EPCRKA") 42 U.S.C. ss 1101 et seq., the Resource Conservation and Recovery Act, ("RCRA") 42 U.S.C. ss 6901 et seq., the Occupational Safety and Health Act, as amended, ("OSHA"), 29 U.S.C. ss 655 and ss 657, the Clean Air Act, 42 U.S.C. ss 7401 et seq., the Safe Drinking Water Act, 42 U.S.C. ss 3007 et seq., the Hazardous Materials Transportation Act, as amended, 49 U.S.C. Section 1801, et seq., the Atomic Energy Act of 1954, 42 U.S.C. ss 2014, 2021 (d), 2022, 2111, 2113, and 2114, or any other applicable federal, state, local or tribal environmental law or the regulations promulgated thereunder, together with any amendment thereto, regulations promulgated thereunder and all substitutions thereof in existence during the term hereof (collectively, the "Environmental Laws"), and any asbestos or asbestos containing substance, or oil or petroleum product, whether or not the same are defined as hazardous, toxic, dangerous waste, a dangerous substance or dangerous material in any applicable law, are located in the air, soil, or water or other such portions of the Leased Premises or the improvements located thereon in such quantity as would require remediation or removal under, or would otherwise violate, applicable Federal, state, or local laws, or the standards contained therein or the regulations promulgated thereunder.

18.2 Sublessee shall not at any time use, generate, treat, store, transport, or dispose of any Hazardous Substances on or under the Leased Premises, nor shall Sublessee permit or allow any third party to do so.

18.3 Sublessee will indemnify and hold Sublessor, their subsidiaries, affiliates, successors, assigns, employees, and agents harmless from any and all loses, damages, taxes, claims, suits, or actions, judgments, and costs (including reasonable attorney fees and penalties and interests) which arise or grow out of any injury, damage, cost, or liabilities caused by or in any manner connected with contamination, pollution, or adverse effects on the environment by a Hazardous Substance including without limitation, the cost of remediation or cleanup relating to any operations conducted on the Leased Premises, as a result of the Agreement thereof or due to the presence on or about the Leased Premises of any Hazardous Substance including but not limited to any liability imposed under the Environmental Laws or common laws; if such contamination, pollution, or adverse effects on the environment were caused by, or related to, Sublessee's operation on the Leased Premises during this Agreement. Sublessee is not

responsible for any condition existing prior to inception of this Agreement and/or that remains after inception of this Agreement that was caused by a previous use. Sublessor warrants that at the time of the inception of this Agreement, Sublessor is not aware of, nor has Sublessor been notified of any contamination, pollution, or adverse environmental effect existing upon Leased Premises at said time. Sublessee acknowledges that the indemnity contained in this section is a material part of the consideration for inducing the Sublessor to enter in this Agreement.

18.4 Sublessee agrees that during the term of this Agreement, and any extensions thereof, it will not do any act or thing that shall be contrary to any requirement of law, ordinance or any order of regulation of public authority, nor will it do any act or thing which will subject Sublessor to any liability, obligations, claims, judgments, penalties, fines costs, or expenses arising out of air or water pollution as a result of Sublessee's occupation or operations on the Leased Premises. Sublessee agrees to indemnify and save Sublessor, their officers, agents, and employees harmless from any claim or expense arising therefrom.

18.5 Without limiting its obligations under any of the provisions of this Sublease, Sublessee shall be solely responsible for responding to and complying with any administrative order, request, investigation, inquiry or demand relating to potential or actual contamination at the Leased Premises which is covered by Sublessee's indemnity obligation, where such order, request, investigation, inquiry or demand names the Sublessee alone, or names Sublessee and Sublessor. The responsibility conferred under this Paragraph (e) includes but is not limited to responding to such order on behalf of Sublessor defending against any assertion of Sublessor financial responsibility or individual duty to perform under such orders. The Sublessee shall assume, pursuant to Paragraph (c) above, any liabilities or responsibilities which are assessed against Sublessor in any action described under this Paragraph (e). The Sublessee shall provide to Sublessor copies of all communications, filings or other writings, photographs or materials given to or received from any person, entity or agency in connection with any claim, order, request, or demand described in this Paragraph (c) or with any cleanup or remedial work conducted by the Sublessee, and shall notify Sublessor and permit Sublessor's representatives to attend any meeting or oral communications relating thereto.

19. **Eminent Domain**. If the Leased Premises, or any portion thereof, shall be appropriated or taken for any public use by reason of eminent domain or condemnation

proceedings, any and all proceeds or awards from condemnation relating to the Leased Premises shall become the sole property of the Sublessor, and Sublessor shall have no further liability to Sublessee.

20. **Arbitration**. If at any time during the continuance of this Agreement any dispute shall arise between the Sublessor and Sublessee relative to the interpretation of any of the terms of this Agreement, or as to questions of fact arising hereunder, the matter shall be referred to a Board of Arbitrators to be composed of three (3) persons sitting in Ashland, Kentucky. Each party shall appoint an arbitrator, the two arbitrators shall appoint a third arbitrator, provided, however, in the event they cannot agree, the parties shall apply to the American Arbitrators Association for the appointment of a third neutral arbitrator, consisting of a panel of five (5) names and each party shall be entitled to strike two (2) names from the list.

The parties agree to be bound by the Commercial Arbitration Rules of the American Arbitration Association then in effect. The decision and award of a majority of the arbitrators shall be final, conclusive and obligatory upon the parties to this Agreement, and without appeal, and each party hereby agrees to abide by and comply with every decision and award. The cost of any such arbitration shall be paid in accordance with the Rules of the American Arbitration Association then in effect.

21. **Damage or Destruction of the Barge Facility**. If the Leased Premises, or any portion thereof, is damaged or destroyed by fire or other casualty, Sublessee shall give immediate notice in writing to Sublessor of such casualty loss, and Sublessor and Sublessee shall promptly file all necessary proofs of claim with insurance companies. Sublessee shall at its sole expense cause all casualty damage to the Leased Premises to be repaired with all reasonable dispatch, subject to reasonable availability of parts and materials.

22. **Statutory Liens**.

22.1 All rent (whether Tonnage Rental Payments or Monthly Minimum Rental Payments) required to be paid by Sublessee hereunder shall be deemed and considered as rent reserved by Sublessor upon contract. All remedies now or hereafter given by the laws of the Commonwealth of Kentucky for the collection of rent are reserved by Sublessor in respect of all sums so payable, including the lien upon all equipment, machinery and other personal property of Sublessee used in connection with Sublessee's occupation, use and operation of the Leased

Premises to secure payment of all rents hereunder as provided by KRS 383.070(2) (3) and (4) and KRS 383-080.

22.2 Sublessee specifically agrees not to make any contract for construction, repair, or improvements on, in, of, or to premises, or any part thereof, or for any work to be done or materials to be furnished on or to Leased Premises, or any part thereof, without providing in such contract or agreement that **no lien** of mechanics or materialmen shall be created or shall arise against Leased Premises. All persons furnishing any work, labor or materials, as well as all other persons whatever, shall be bound by this provision and by the notice of it from and after date of this Agreement, and notice is hereby given that no mechanic's lien, materialmen's lien, or any other encumbrance made by or obtained against Sublessee, or Sublessee's interest in the Leased Premises, shall in any manner or degree affect the title of the Owners or the interest of Sublessor in the Leased Premises. To that end, Sublessee agrees not to make any contract or agreement, either oral or written, for any labor, services, fixtures, material or supplies in connection with altering, refurbishing, repairing or improving the Leased Premises without providing in such contract or agreement that contractor or contractors waive all right to a mechanic's lien, and waive all right of any subcontractor or subcontractors to mechanics' liens, by reason of furnishing any labor, services and/or material under such contract or contracts, whether written or oral.

If any mechanic's or materialmen's lien shall be asserted against the Leased Premises respecting any repairs, refurbishments, maintenance or improvements for which the Sublessee is liable hereunder, it shall constitute a default and Sublessor may, at Sublessor's election, terminate this Agreement, without recourse from the Sublessee, and the thirty (30) day cure period contained in Section 12 shall not apply. Additionally, Sublessee may not offer, use nor pledge any part of the Leased Premises, whether in existence prior to the execution of this Agreement or coming into existence as part of a repair or refurbishment of the Leased Premises as collateral in connection any loan agreement. Any such offer, use or pledge will constitute a default under this Agreement, and Sublessor may, at Sublessor's election, terminate this Agreement, without recourse from the Sublessee, and the thirty (30) day cure period contained in Section 12 shall not apply.

23. **No Partnership Relation.** Notwithstanding any provision herein contained, it is expressly understood and agreed that Sublessor are not, and shall not be deemed to be, a partner

nor associate of Sublessee; nor shall Sublessor be deemed to be engaged in a joint venture with Sublessee. It being the intention of the parties that their relationship hereunder is solely that of Sublessor and Sublessee and no other.

24. **Miscellaneous.**

24.1 This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors, heirs, administrators and assigns.

24.2 This writing is intended by the parties as the final, complete, and exclusive statement of the terms and conditions of their agreement and is intended to supercede all previous agreements and understandings between the parties relating to its subject matter. No employee or agent of the parties has the authority to modify the provisions of this Agreement or to make any statement, representation, promise or agreement not contained in this Agreement. No prior stipulation, agreement, understanding or course of dealing between the parties or their agents with respect to the subject matter of this Agreement shall be valid or enforceable unless embodied in this Agreement. No amendment, modification, or waiver of any provision of this Agreement shall be valid or enforceable unless in writing and signed by the Sublessor and Sublessee. Nothing in this Agreement shall be binding upon either party until this Agreement has been executed and delivered by both parties by their duly authorized representatives.

24.3 Any remedies afforded under this Agreement or at law shall be cumulative and in addition to every other remedy provided herein or at law, and all remedies and rights arising from a breach of this Agreement shall survive the termination hereof.

24.4 The failure of either party hereto to insist, in any one or more instances, upon strict performance of any one of the provisions of this Agreement, or to enforce any of its rights hereunder, shall not be considered a waiver of any such provisions or rights, but the same shall continue and remain in full force and effect.

24.5 If any provision of this Agreement or the application thereof to any person or circumstances shall, to any extent, be held to be invalid or unenforceable by a court of competent jurisdiction or by an arbitration panel, the remainder of this Agreement or the application of such provision to persons or circumstances other than those as to which it is invalid or unenforceable shall not be affected thereby, and each provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

24.6 Any action to enforce this Agreement, including the duty to arbitrate under Section 20 hereof, shall be brought only in the United States District Court for the Eastern District of Kentucky (Ashland), the parties agreeing that said Court has exclusive jurisdiction and venue over this Agreement and all claims relating thereto.

24.7 The captions and headings used in this agreement are inserted for convenience only and shall be ignored in interpreting and construing the terms hereof. In interpreting and construing the terms of this Agreement, there shall be no presumption against the draftsman of the particular language in question, the parties recognizing that each has contributed language to this Agreement after discussion between the parties during an arms-length negotiation with the aid of legal counsel.

24.8 The parties shall at any time, at the request of the other party, promptly execute duplicate originals of an instrument, in recordable form, which will constitute a short form of this Agreement, setting forth a description of the Leased Premises, the term of the Agreement, the renewal options, and any other portions mutually agreed upon by the parties, excepting the rental rates. The parties agree that the rental rates constitute confidential commercial information which, if disclosed, would give an unfair competitive advantage to competitors of either party.

24.9 This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which counterparts shall constitute but one and the same agreement.

24.10 The parties hereto agree that *time is of the essence*.

25. **Execution.** This Agreement shall not be binding upon the Sublessor until delivered by Sublessor's' duly authorized officers and an executed copy delivered to Sublessee. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which constitute but one and the same instrument. Sublessee shall not record this Agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day and year first above written.

SUBLESSEE

QUEST MARINE TERMINAL, LTD.

By: ______________________

____

President

SUBLESSOR

MONDAY COAL, LLC

By: ______________________ Pres.

____

Manager